                                                                     EXHIBIT 1


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                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                            ARROW ELECTRONICS, INC.
                            MTA ACQUISITION COMPANY
                                      AND

                            ANTHEM ELECTRONICS, INC.

                         DATED AS OF SEPTEMBER 21, 1994

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                               TABLE OF CONTENTS

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
ARTICLE 1
THE MERGER
1.1    Effective Time of the Merger...................................................    1
1.2    Closing........................................................................    1
1.3    Effects of the Merger..........................................................    1
ARTICLE 2
CONVERSION OF SECURITIES
2.1    Conversion of Capital Stock....................................................    2
       (a)   Capital Stock of Sub.....................................................    2
       (b)   Cancellation of Treasury Stock and Parent-Owned Stock....................    2
       (c)   Conversion Ratio for the Company Common Stock............................    2
2.2    Exchange of Certificates.......................................................    3
       (a)   Exchange Agent...........................................................    3
       (b)   Exchange Procedures......................................................    3
       (c)   Distribution with Respect to Unexchanged Shares..........................    4
       (d)   No Further Ownership Rights in the Company Common Stock..................    4
       (e)   No Fractional Shares.....................................................    4
       (f)   Termination of Exchange Fund.............................................    5
       (g)   No Liability.............................................................    5
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1    Corporate Organization and Authority of the Company............................    5
3.2    Subsidiaries and Equity Investments............................................    6
3.3    Capitalization.................................................................    6
3.4    No Violation; Consents and Approvals...........................................    6
3.5    SEC Reports and Financial Statements of the Company............................    7
3.6    Absence of Undisclosed Liabilities.............................................    8
3.7    Inventory......................................................................    8
3.8    Accounts Receivable............................................................    8
3.9    Title to Property..............................................................    8
3.10   Intellectual Property..........................................................    9
3.11   Tax Matters....................................................................    9
3.12   Employee Matters...............................................................   10
3.13   No Material Change.............................................................   11
3.14   Absence of Change or Event.....................................................   11
3.15   Litigation.....................................................................   12
3.16   Compliance With Law and Other Instruments......................................   12
3.17   Insurance......................................................................   15
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
3.18   Affiliate Interests............................................................   15
3.19   Customers and Suppliers........................................................   16
3.20   Absence of Questionable Payments...............................................   16
3.21   Information Supplied...........................................................   16
3.22   Opinion of Financial Advisor...................................................   17
3.23   Vote Required..................................................................   17
3.24   Accounting Matters.............................................................   17
3.25   Company Not an Interested Shareholder or a 30% Shareholder.....................   17
3.26   Section 203 of the DGCL Not Applicable.........................................   17
3.27   Disclosure.....................................................................   17
3.28   The Company's Best Knowledge...................................................   17
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
4.1    Organization...................................................................   17
4.2    Corporate Authority............................................................   17
4.3    No Violation; Consents and Approvals...........................................   18
4.4    Capitalization.................................................................   18
4.5    SEC Reports and Financial Statements of Parent.................................   19
4.6    No Material Change.............................................................   19
4.7    Litigation.....................................................................   19
4.8    Absence of Questionable Payments...............................................   20
4.9    Information Supplied...........................................................   20
4.10   Opinion of Financial Advisor...................................................   20
4.11   Vote Required..................................................................   20
4.12   Accounting Matters.............................................................   20
4.13   Disclosure.....................................................................   20
4.14   Parent's Best Knowledge........................................................   20
ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS
OF THE COMPANY AND PARENT
5.1    Conduct of the Company's Business Prior to the Closing Date....................   21
5.2    Conduct of Parent's Business Prior to the Closing Date.........................   21
5.3    Preparation of S-4 and the Proxy Statement.....................................   22
5.4    Letter of the Company's and Parent's Accountants...............................   22
5.5    Legal Conditions to Merger.....................................................   22
5.6    Affiliates.....................................................................   22
5.7    Stock Exchange Listing.........................................................   22
5.8    Stockholders' Meetings.........................................................   23
5.9    Fees and Expenses..............................................................   23
5.10   Broker's and Finder's Fees.....................................................   24
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5.11   Access to Information and Confidentiality......................................   24
5.12   Indemnification................................................................   25
5.13   Additional Agreements; Best Efforts............................................   26
5.14   No Solicitation................................................................   26
5.15   Advice of Changes; SEC Filings.................................................   26
5.16   Press Releases.................................................................   27
5.17   Company Option Plans...........................................................   27
5.18   Employment Agreements..........................................................   27
5.19   Parent Director Designation....................................................   27
ARTICLE 6
CONDITIONS PRECEDENT
6.1    Conditions to Each Party's Obligation to Effect the Merger.....................   28
       (a)   Stockholder Approval.....................................................   28
       (b)   NYSE Listing.............................................................   28
       (c)   Other Approvals..........................................................   28
       (d)   S-4......................................................................   28
       (e)   No Injunctions or Restraints.............................................   28
       (f)   No Governmental Actions..................................................   28
       (g)   Pooling Letter...........................................................   28
6.2    Conditions to Obligations of Parent and Sub....................................   28
       (a)   Representations and Warranties; Performance of Obligations...............   28
       (b)   Tax Opinion..............................................................   29
       (c)   No Actions...............................................................   29
       (d)   Consents Under Agreements................................................   29
       (e)   Letter from Company Affiliates...........................................   29
       (f)   Material Adverse Change..................................................   29
       (g)   No Amendments to Resolutions.............................................   29
6.3    Conditions to Obligations of the Company.......................................   29
       (a)   Representations and Warranties; Performance of Obligations...............   29
       (b)   Tax Opinion..............................................................   29
       (c)   Consents Under Agreements................................................   30
       (d)   Material Adverse Change..................................................   30
       (e)   No Amendments to Resolutions.............................................   30
ARTICLE 7
TERMINATION AND AMENDMENT
7.1    Termination....................................................................   30
7.2    Effect of Termination..........................................................   31
7.3    Extension; Waiver..............................................................   31
7.4    Amendment and Modification.....................................................   31
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
ARTICLE 8
GENERAL PROVISIONS
8.1    Nonsurvival of Representations, Warranties and Agreements......................   31
8.2    Notices........................................................................   32
8.3    Governing Law..................................................................   32
8.4    Interpretation.................................................................   32
8.5    Counterparts...................................................................   32
8.6    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership............   33
8.7    No Remedy in Certain Circumstances.............................................   33
8.8    Severability...................................................................   33
8.9    Assignment.....................................................................   33
Exhibit 5.6      Affiliate Agreement
Schedule A       Proxies
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                               Page 20 of 74 Pages
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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 21, 1994, by and among Arrow Electronics, Inc., a New York corporation ("Parent" ), MTA Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent
("Sub" ), and Anthem Electronics, Inc., a Delaware corporation (the "Company" ).

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the "Merger" );

     WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code" );

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent and Sub to enter into this Agreement, (i) the Company and Parent have entered into a stock option agreement dated the date hereof (the "Option Agreement" ) providing for the purchase by Parent of newly-issued shares of the Company's Common Stock, (ii) each of the directors and officers of the Company named on Schedule A hereto has on the date hereof granted to Parent an irrevocable proxy to vote the shares of the Company's Common Stock owned by such person to approve the Merger; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger" ) shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the office of the Secretary of State of the State of Delaware, for filing and thereafter recorded, as provided in the Delaware General Corporation Law (the "DGCL" ), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time" ).

     1.2 Closing. The closing of the Merger (the "Closing" ) will take place at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York, at 10:00 A.M. (local time) on a date to be specified by Parent and the Company, which shall be no later than the third business day after satisfaction or waiver of the latest to occur of the conditions set forth in
Article 6 (other than Sections 6.2(a)(i) and 6.3(a)(i) and the delivery of the officer's certificates referred to in Sections 6.2(a) and 6.3(a)) (the "Closing Date" ) or at such other place, time and date as may be agreed upon in writing by Parent and the Company.

     1.3 Effects of the Merger. (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes


                             Page 21 of 74 Pages
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referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation" ), (ii) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation as provided in such Certificate of Incorporation shall be "Anthem Electronics, Inc." and (iii) the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

     (b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers, immunities and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

                                   ARTICLE 2

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of Common Stock, par value $.125 per share, of the Company (the "Company Common Stock" ) or capital stock of Sub:

     (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.125 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of the Company Common Stock that are owned by the Company as treasury stock and any shares of the Company Common Stock owned by Parent, Sub or any wholly owned Subsidiary of the Company or Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Common Stock, par value $1.00 per share, of Parent (the "Parent Common Stock" ), if any, owned by the Company shall remain unaffected by the Merger. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     (c) Conversion Ratio for the Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of the Company Common Stock (other than shares to be canceled in

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                               Page 22 of 74 Pages
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accordance with Section 2.1(b)) shall be converted into the right to receive
.875 (the "Conversion Ratio" ) shares of Parent Common Stock; provided, however, that (i) if the average closing price on the New York Stock Exchange, Inc. (the "NYSE" ) of one share of Parent Common Stock over the twenty-day trading period ending on (and including) the trading day immediately preceding the two trading days before the Closing Date (the "Parent Stock Price" ) is not greater than $41.625 and not less than $37.625, there shall be no adjustment to the Conversion Ratio, (ii) if the Parent Stock Price is greater than $41.625, the Conversion Ratio shall be adjusted to equal the product of (x) .875 and (y) a fraction the numerator of which is equal to the sum of (1) $41.625 and (2) one-half (1/2) of the difference between the Parent Stock Price and $41.625 and the denominator of which is the Parent Stock Price and (iii) if the Parent Stock Price is less than $37.625, the Conversion Ratio shall be adjusted to equal the product of (x) .875 and (y) a fraction the numerator of which is equal to the sum of (1) the Parent Stock Price and (2) one-half (1/2) of the difference between $37.625 and the Parent Stock Price and the denominator of which is the Parent Stock Price. Each share of the Parent Common Stock issued pursuant to the Merger shall entitle the holder thereof to the corresponding number of rights (the "Parent Rights" ) to purchase shares of Participating Preferred Stock of Parent pursuant to the Rights Agreement dated as of March 2, 1988, as amended, between Parent and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent (the "Parent Rights Agreement" ). All references in this Agreement to the Parent Common Stock to be received pursuant to the Merger shall be deemed to include the Parent Rights. All such shares of the Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of the Parent Common Stock and any cash in lieu of fractional shares of the Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

2.2 Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Parent shall deposit with Chemical Bank or such other bank or trust company designated by Parent (and reasonably acceptable to the Company) (the "Exchange Agent" ), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of the Parent Common Stock (such shares of the Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund" ) issuable pursuant to Section
2.1 in exchange for outstanding shares of the Company Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates" ) whose shares where converted pursuant to Section 2.1 into the right to receive shares of the Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of the Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of the Parent Common Stock which such holder has the right to receive pursuant to the provisions of this
Article 2 (and the dividends or distributions and cash in lieu of fractional shares as contemplated by Sections 2.2(c) and 2.2(e), respectively), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, a

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                             Page 23 of 74 Pages
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certificate representing the proper number of shares of the Parent Common Stock may be issued to a transferee if the Certificate representing the Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of the Parent Common Stock and cash in lieu of any fractional shares of the Parent Common Stock as contemplated by this Section 2.2.

     (c) Distribution with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of the Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of the Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount (to the extent such amount has been determined in accordance with Section 2.2(e)) of any cash payable in lieu of a fractional share of the Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of the Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of the Parent Common Stock.

     (d) No Further Ownership Rights in the Company Common Stock. All shares of the Parent Common Stock issued upon the surrender for exchange of shares of the Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of the Company Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of the Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to enjoy any other rights of a stockholder of Parent. All fractional shares of the Parent Common Stock that a holder of the Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the Parent Stock Price by the fraction of a share of the Parent Common Stock to which such holder would otherwise have been entitled. The Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. Alternatively, Parent shall have the option of instructing the Exchange Agent to aggregate all fractional shares of the Parent Common Stock, sell such shares in the public market and distribute to holders of the Company Common Stock a pro rata portion of the proceeds of such sale. No such cash in lieu of fractional shares of the Parent Common

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                             Page 24 of 74 Pages
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Stock shall be paid to any holder of the Company Common Stock until Certificates representing such Company Common Stock are surrendered and exchanged in accordance with Section 2.2(b).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of the Parent Common Stock made available to the Exchange Agent which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for the Parent Common Stock, any cash in lieu of fractional shares of the Parent Common Stock and any dividends or distributions with respect to the Parent Common Stock.

     (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of the Company Common Stock or the Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of the Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     3.1 Corporate Organization and Authority of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, except as disclosed in the Company's Disclosure Memorandum furnished to Parent on the date hereof (the "Disclosure Memorandum" ) with specific reference to this Section, is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned, leased or operated by it requires it to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to any party, a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of such party and its Subsidiaries, if any, taken as a whole. For purposes of this Agreement, (a) with respect to the Company, a Material Adverse Effect shall not include a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of the Company (i) as a result of the proposed merger of the Company with Sub and the impact thereof on the operating performance of the Company pursuant to the terms of this Agreement or (ii) that is disclosed in the Company SEC Documents (as defined in Section 3.5) or in the Disclosure Memorandum and (b) with respect to Parent, a Material Adverse Effect shall not include a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of Parent (i) as a result of the proposed merger of the Company with Sub and the impact thereof on the operating performance of Parent pursuant to the terms of this Agreement or (ii) that is disclosed in the Parent SEC Documents (as defined in Section 4.5) or in the Parent Disclosure Memorandum (as defined in Section 4.1). The Company has heretofore delivered to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, as currently in effect. The Company has full corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of the Company in accordance with the applicable provisions of the DGCL, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action on the part of the Company, subject to such approval of this Agreement by the stockholders of the Company in accordance with the applicable provisions of the DGCL. This Agreement has been duly executed and delivered by the Company, and (assuming due

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                             Page 25 of 74 Pages
execution and delivery by Parent and Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy.

     3.2 Subsidiaries and Equity Investments. The Company has no direct or indirect Subsidiary. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business or entity where such capital stock, equity securities or any direct or indirect equity or ownership interests has a fair market value on the date hereof of $10,000 individually or $250,000 in the aggregate.

     3.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of the Company Common Stock and 500,000 shares of Preferred Stock, par value $.125 per share. As of the date hereof, 12,318,727 shares of the Company Common Stock are issued and outstanding, and 714,533 shares of the Company Common Stock are reserved for issuance in the aggregate pursuant to the Company's Incentive Stock Option Plan and the Company's Non-Qualified Stock Option Plan (collectively, the "Company Option Plans" ) and 14,656 shares of the Company Common Stock are reserved for issuance under the Company's Non-employee Director Stock Bonus Plan (the "Stock Bonus Plan" ). All such issued and outstanding shares of the Company Common Stock have been, and any shares of the Company Common Stock which may be issued pursuant to the Company Option Plans and the Stock Bonus Plan will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, and except for (a) the rights created pursuant to this Agreement and the Option Agreement, (b) the rights outstanding on the date hereof created pursuant to the Company Option Plans and the Stock Bonus Plan to purchase or receive, or to obtain the benefit of any increase in value with respect to, in the aggregate 748,689 shares of the Company Common Stock and (c) the issued and outstanding shares of the Company Common Stock set forth herein, as of the date hereof, there are no (i) outstanding shares of capital stock, or any notes, bonds, debentures or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) ("Voting Debt" ), of the Company, (ii) outstanding options, warrants, calls, subscriptions or other rights of any kind to acquire, or agreements or commitments in effect to which the Company is a party or by which the Company is bound obligating the Company to issue or sell, or cause to be issued or sold, any additional shares of capital stock or any Voting Debt of the Company, or granting any rights to obtain any benefit measured by the value of the Company's capital stock (including without limitation, stock appreciation rights granted under the Company Option Plans) or (iii) outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or Voting Debt. The Company is not committed to issue any such option, warrant, call, subscription, right or security, and after the Effective Time, there will be no such option, warrant, call, subscription, right, agreement, commitment or security. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company's capital stock or Voting Debt (including, without limitation, any redemption by the Company thereof) (i) between or among the Company and any of its stockholders and (ii) to the best of the Company's knowledge, between or among any of the Company's stockholders, except for the proxies set forth on Schedule A.

     3.4 No Violation; Consents and Approvals. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, neither the Company nor any of its properties or assets is subject to or bound by any provision of:

          (a) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                             Page 26 of 74 Pages

          (b) any articles or certificate of incorporation, bylaws, or similar organizational document;

          (c) any (i) credit or loan agreement, mortgage, deed of trust, note, bond, indenture, license, concession, franchise, permit, trust, custodianship, other restriction, (ii) instrument, lease, obligation, contract or agreement (including, without limitation, any plan, fund or arrangement contemplated by Section 3.12(a)) other than those contemplated by clause (i), which, in the case of this clause (ii), individually involves the payment or receipt by the Company on an annual basis of in excess of $50,000 or (iii) instruments, obligations, contracts or agreements (including, without limitation, plans, funds or arrangements contemplated by Section 3.12(a)), other than those contemplated by clause
     (i), which, in the case of this clause (iii), collectively involve the payment or receipt by the Company of in excess of $500,000; or

          (d) any judgment, order, writ, injunction or decree;

that would impair, prohibit or prevent, or would be violated or breached by, or would result in the creation of any Encumbrance as a result of, or under which there would be a material default (with or without notice or lapse of time, or both) or right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit as a result of, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except in the case of any municipal, county or township law, statute, rule, regulation, ordinance, administrative decision, license or permit ("Local Law or Permit" ), where such event or occurrence is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section and other than (i) the filing of the Certificate of Merger as provided in Section 1.1, (ii) the filing with the Securities and Exchange Commission (the "SEC" ) and the NYSE of the Proxy Statement and the S-4 (each as defined in Section 3.21), (iii) such consents, orders, approvals, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
Act" ) and (v) such local consents, orders, approvals, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company and that would not impair, prohibit or prevent the consummation of the transactions contemplated hereby, no consent, order, approval or authorization of, or declaration, notice, registration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity" ), individual, corporation, partnership, trust or unincorporated organization (together with Governmental Entities, each a "Person" ) is required by or with respect to the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

     3.5 SEC Reports and Financial Statements of the Company. The Company has filed with the SEC, and has heretofore provided to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1989 under the Securities Exchange Act of 1934, as amended (the "Exchange Act" ) or the Securities Act of 1933, as amended (the "Securities Act" ) (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents" ). Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the

                             Page 27 of 74 Pages
financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP" ) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the financial position of the Company as at the dates thereof and the results of its operations and cash flows.

     3.6 Absence of Undisclosed Liabilities. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, or as disclosed in the Form 10-Q for the six month period ended June 30, 1994, or as disclosed in the Disclosure Memorandum with specific reference to this Section, as of June 30, 1994, the Company had no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on the balance sheet of the Company (including the notes thereto) as of such date. Since June 30, 1994, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, not in the ordinary course of business or which would have, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.7 Inventory. The inventories of the Company disclosed in the Company SEC Documents as of June 30, 1994 and in any subsequently filed Company SEC Documents are stated consistently with the audited financial statements of the Company, such presentation appropriately reflects current industry practice which is supported historically by cost reductions received from vendors and is appropriate based upon the relationship with the Company's vendors, and due provision was made to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. Since June 30, 1994, due provision was made on the books of the Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

     3.8 Accounts Receivable. The accounts receivable disclosed in the Company SEC Documents as of June 30, 1994, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Company SEC Documents, or as accrued on the books of the Company in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed Company SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discounts, and the amount carried for doubtful accounts and allowances disclosed in each of such Company SEC Documents or accrued on such books is sufficient to provide for any losses which may be sustained on realization of the receivables.

     3.9 Title to Property.

     (a) The Company has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances securing indebtedness that is not, in the aggregate, greater than $500,000. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of, the Company.

     (b) The machinery, tools, equipment and other tangible physical assets of the Company (other than items of inventory) are in good working order, except for normal wear and tear and except for such machinery, tools, equipment and other tangible physical assets that do not, in the aggregate,

                             Page 28 of 74 Pages
have a fair market value greater than $500,000, and are in an operating condition sufficient to conduct the business of the Company as now being conducted.

     (c) The Disclosure Memorandum sets forth with specific reference to this Section each and every parcel of real property or interest in real estate owned, held under a lease or used by, or necessary for the conduct of the business of, the Company (the "Real Property" ).

     (d) Except as disclosed in the Disclosure Memorandum with specific reference to Section 3.9(c), the Company:

          (i) owns and has good and marketable title in fee simple to the Real Property designated as "owned property" in the Disclosure Memorandum free and clear of all pledges, liens, charges, encumbrances, easements, defects, security interests, claims, options and restrictions of every kind ("Encumbrances" ), except (A) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operations of the Company and (B) liens for current taxes not yet due and payable;

          (ii) with respect to the Real Property designated as "leased property" in the Disclosure Memorandum, is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

          (iii) has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes.

     (e) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, all of the buildings, structures, improvements and fixtures used by or useful in the business of the Company, owned or leased by the Company, are in a good state of repair, maintenance and operating condition and, except as so disclosed and, except for normal wear and tear, there are no defects with respect thereto which would materially impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject the Company to material liability under applicable law.

     3.10 Intellectual Property. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company owns or has valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company as currently conducted or as contemplated to be conducted, and to the best knowledge of the Company, there is no assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could have a Material Adverse Effect on the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the conduct of the business of the Company as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, could have a Material Adverse Effect on the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, to the best knowledge of the Company, there are no infringements of any proprietary rights owned by the Company which, individually or in the aggregate, could have a Material Adverse Effect on the Company.

     3.11 Tax Matters. The Company (or any predecessor) and any consolidated, combined, unitary, affiliated or aggregate group for Tax purposes of which the Company (or any predecessor) is or has been a member (a "Consolidated Group" ) has, to the best of the Company's knowledge, timely filed all Tax Returns required to be filed by it, has paid all Taxes shown on any Tax Return to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the

                             Page 29 of 74 Pages

Disclosure Memorandum (or promptly disclosed to Parent in the event of changes in circumstances between the date hereof and the Closing Date which have occurred in the ordinary course of business and, individually or in the aggregate, do not have a Material Adverse Effect on the Company) with specific reference to this Section and to the Company's best knowledge, (i) no material claim for unpaid Taxes that are due and payable has become a lien against the property of the Company or is being asserted against the Company, (ii) no audit of any Tax Return of the Company is being conducted by a Tax authority, and
(iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     3.12 Employee Matters. (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section. 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA" )), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, employee-related insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "Benefit Plans" ), maintained or contributed to by the Company, the Company has made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (ii) such Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA, if any.

     (b) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the Company's best knowledge, there exists no condition or set of circumstances, other than as disclosed in the Disclosure Memorandum with specific reference to this Section, in connection with which the Company could be subject to any liability that is reasonably likely to have a Material Adverse Effect on the Company (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

     (c) Except as set forth in the Disclosure Memorandum with specific reference to this Section, with respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company, which obligations could have a Material Adverse Effect on the Company.

     (d) Except as set forth in the Disclosure Memorandum with specific reference to this Section, and except as described in Section 5.17 or 5.18 hereof, the Company is not a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice or union or collective bargaining agreement, (ii) agreement with any director, executive officer or key employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated

                             Page 30 of 74 Pages
by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.13 No Material Change. Since June 30, 1994, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.14 Absence of Change or Event. Except as contemplated by this Agreement or the Option Agreement or as disclosed in the Disclosure Memorandum with specific reference to this Section, since June 30, 1994, the Company has conducted its business only in the ordinary course and has not:

          (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

          (b) mortgaged, pledged or subjected to lien, restriction or any other Encumbrance any of its property, businesses or assets, tangible or intangible, of the Company, except for liens arising in the ordinary course of business and consistent with prior practice to secure debt incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such liens, provided that (i) the principal amount of any debt secured by such lien does not exceed 100% of such purchase price or cost, (ii) such lien does not extend to or cover any other property other than such item of property and any improvements on such item and (iii) the incurrence of such debt was in the ordinary course of business and consistent with prior practice;

          (c) except in the ordinary course of business and consistent with prior practice, sold, transferred, leased or loaned to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), including the payment of any loans owed to any affiliate, except for inventory sold to customers or returned to vendors in the ordinary course of business and consistent with prior practice, or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value;

          (d) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or is reasonably likely to have a Material Adverse Effect on the Company;

          (e) made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $350,000;

          (f) encountered any labor union organizing activity, had any actual or threatened employee strikes, or any work stoppages, slow-downs or lock-outs related to any labor union organizing activity or any actual or threatened employee strikes;

          (g) instituted any litigation, action or proceeding before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

          (h) split, combined or reclassified any of its capital stock, or declared or paid any dividend or made any other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

          (i) acquired, or agreed to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired, or agreed to acquire, any assets which are material, individually or in the aggregate, to the Company, except for purchases of inventory in the ordinary course of business and consistent with prior practice;

                             Page 31 of 74 Pages

          (j) increased, or agreed or promised to increase, the compensation of any officer, employee or agent of the Company, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary course of business and consistent with prior practice;

          (k) except in the ordinary course of business and consistent with prior practice, increased promotional or advertising expenditures or otherwise changed its policies or practices with respect thereto;

          (l) made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period or adopted or changed any accounting method; or

          (m) except in the ordinary course of business and consistent with prior practice, filed any amended Tax Return or extended the applicable statute of limitations for any taxable period, received notification of an examination, audit or pending assessment with respect to Taxes, entered into any closing agreement with respect to Taxes, settled or compromised any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

     3.15 Litigation. Except as specifically disclosed in the Company SEC Documents filed prior to the date hereof, there is no (i) outstanding consent, order, judgment, writ, injunction, award or decree of any Governmental Entity or arbitration tribunal against or involving the Company or any of its properties or assets, (ii) action, suit, claim, counterclaim, litigation, arbitration, dispute or proceeding pending or, to the Company's best knowledge, threatened against or involving the Company or any of its properties or assets or (iii) to the Company's best knowledge, investigation or audit pending or threatened against or relating to the Company or any of its properties or assets or any of its officers or directors (in their capacities as such) (collectively, "Proceedings" ) which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby. To the Company's best knowledge, there are no existing facts or circumstances which could form a basis for any Proceeding which, if commenced, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby.

     3.16 Compliance With Law and Other Instruments. (a) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company and its properties, assets, operations and activities, have complied and are in compliance in all respects with all applicable federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees including, without limitation, health and safety statutes and regulations and all Environmental Laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except, with respect to laws, rules, regulations, ordinances, orders, judgments and decrees other than those relating to Environmental Laws, the Foreign Corrupt Practices Act and applicable criminal statutes, where the failure to have complied or be in compliance is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, or that would impair, prohibit or prevent the consummation of the transactions contemplated hereby. The Company is not in violation of or in default under any terms or provisions of (i) its articles or certificate of incorporation, bylaws or similar organizational document, (ii) any credit or loan agreement, mortgage or security agreement, deed of trust, note, bond or indenture, or (iii) any other instrument, obligation, contract or agreement to which it is subject or by which it is bound, except, in the case of clauses (ii) and (iii), for violations or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Notwithstanding anything to the contrary contained in this

                             Page 32 of 74 Pages

Section 3.16, with respect to any representation and warranty given with respect to Environmental Laws or related matters which is limited to events, occurrences or circumstances which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company (including, without limitation, the representations and warranties contained in subsections (a) and (d) through
(j) hereof), such limitations (or words of similar import) shall be applicable solely with respect to the period from the date hereof through the Closing Date.

     (b) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, (i) the Company has obtained all Permits that are (A) required under all federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees, including, without limitation, the Environmental Laws, for the ownership, use and operation of each property, facility or location owned, operated or leased by the Company (the "Property" ) or (B) otherwise necessary in the conduct of the business of the Company, except for failures to obtain Permits (other than those that would result in the imposition of criminal sanctions) which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company and (ii) all such Permits are in effect, no appeal nor any other action is pending to revoke any such Permit, and the Company is in full compliance with all terms and conditions of all such Permits, except for failures to be in compliance which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (c) To the Company's best knowledge, the Company has heretofore delivered to Parent true and complete copies of all environmental studies in the Company's possession relating to the Property or any other property or facility previously owned, operated or leased by the Company.

     (d) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, or to the Company's best knowledge, investigation, proceeding, notice or demand letter pending relating to the Company or the Property (or any other property or facility formerly owned, operated or leased by the Company) or, to the Company's best knowledge, threatened relating to the Company or the Property (or any other such property of facility) and relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except for such actions, suits, demands, claims, hearings, notices of violation, proceedings, notices or demand letters which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (e) Neither the Company nor, to the Company's best knowledge, any other Person has, Released, placed, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, on, beneath, or adjacent to the Property (or any other property or facility formerly owned, operated or leased by the Company) except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment), except where such Releases, placement, storage, burial or dumping of Hazardous Substances, Oils, Pollutants or Contaminants are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (f) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, no Release or Cleanup occurred at the Property (or any other property or facility formerly owned, operated or leased by the Company) which could result in the assertion or creation of a lien on the Property by any Governmental Entity with respect thereto, nor has any such assertion of a lien been made by any Governmental Entity with respect thereto, except for such Releases, Cleanups or assertions of liens which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

                             Page 33 of 74 Pages

     (g) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, no employee of the Company in the course of his or her employment with the Company has been exposed to any Hazardous Substances, Oils, Pollutants or Contaminants or any other substance, generated, produced or used by the Company which could give rise to any claim against the Company, except for such claims which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (h) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company has not received any notice or order from any Governmental Entity or private or public entity advising it that the Company is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance, and the Company has not entered into any agreements concerning such Cleanup, nor is the Company aware of any facts which might reasonably give rise to such notice, order or agreement, except for such notices, orders or agreements which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

     (i) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, and except for such items which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, the Property does not contain any: (i) underground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process wastewater or any Hazardous Substances, Oils, Pollutants or Contaminants have been disposed.

     (j) To the Company's best knowledge, except as disclosed in the Disclosure Memorandum with specific reference to this Section, with regard to the Company and the Property (or any other property or facility formerly owned, operated or leased by the Company), and except where the following are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by the Company or a present or former facility of the Company, of any Hazardous Substances, Oils, Pollutants or Contaminants.

     (k) The Company has not entered into any agreement that may require it to pay to, reimburse, guaranty, pledge, defend, indemnify or hold harmless any person for or against Environmental Liabilities and Costs.

     (l) The following terms shall be defined as follows:

        "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

                             Page 34 of 74 Pages

        "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

        "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct Cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, involving the Release or threatened Release of Hazardous Substances, Oils, Pollutants or Contaminants into the environment, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Company or the Company's Subsidiary, including, without limitation, any of the foregoing incurred in connection with the conduct of any Cleanup.

        "Hazardous Substances, Oils, Pollutants or Contaminants" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. sec. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

        "Release" means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property, and when used as a verb, the occurrence of any Release.

     3.17 Insurance. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the insurance policies in force with respect to the business and properties of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for material compliance with all requirements of law and all agreements to which the Company is a party; are valid, outstanding and enforceable policies; and provide adequate insurance coverage for the assets and operations of the Company.

     3.18 Affiliate Interests. (a) Except as disclosed by the Company SEC Documents and except for services provided by the Company's directors and executive officers in their capacities as such and the compensation paid therefor, the Disclosure Memorandum sets forth all amounts paid (or deemed for accounting purposes to have been paid) and services provided by the Company to, or received by the Company from, any affiliate of the Company since December 31, 1991 and all such amounts currently owed by the Company to, or to the Company by, any affiliate of the Company. For

                             Page 35 of 74 Pages
purposes of this Agreement, the term "affiliate" shall have the meaning ascribed thereto in Rule 405 of the Securities Act.

     (b) Each contract, agreement, plan or arrangement between the Company on the one hand, and any affiliate of the Company or affiliate thereof, on the other hand ("Affiliate Agreements" ) is disclosed in the Disclosure Memorandum with specific reference to this Section or Section 3.18(a). Except as disclosed in the Disclosure Memorandum with specific reference to this Section or Section 3.18(a), each of the transactions described in Section 3.18(a) and each of the Affiliate Agreements was entered into in the ordinary course of business and on commercially reasonable terms and conditions.

     3.19 Customers and Suppliers. Except as set forth in the Disclosure Memorandum with specific reference to this Section, as of the date hereof, no customer which individually accounted for more than 1% of the Company's gross revenues during the 12 month period preceding the date hereof, and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, its relationship with the Company, or has at any time on or after June 30, 1994 decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of any such customer, and to the Company's best knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during the 12 month period preceding the Closing Date, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with the Company, and to the Company's best knowledge, no such customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its usage of the services or products of the Company. The Company has not knowingly breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

     3.20 Absence of Questionable Payments. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used, or authorized the use of, any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

     3.21 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of the Parent Common Stock in the Merger (the "S-4" ) will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the joint proxy statement in definitive form relating to the meetings of the Company's and Parent's respective stockholders to be held in connection with the Merger (the "Proxy Statement" ) will, at the date first mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of circumstances under which they are made, not misleading and (iii) the Proxy Statement or any amendment thereof or supplement thereto will, at the time of the meetings of the Company's and Parent's respective stockholders to be held in connection with the Merger, contain any untrue statement of a material fact, or omit to state any material fact necessary to correct any statement in any earlier communica-

                             Page 36 of 74 Pages
tion with respect to the solicitation of any proxy for such meetings of stockholders. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.22 Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers, dated the date hereof, to the effect that, as of such date, from a financial point of view, the Conversion Ratio to be offered to the stockholders of the Company in the proposed Merger is fair to such stockholders, a copy of which opinion has been delivered to Parent.

     3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.24 Accounting Matters. Neither the Company nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     3.25 Company Not an Interested Shareholder or a 30% Shareholder. As of the date hereof, neither the Company nor any of its affiliates is an "interested shareholder" of Parent as such term is defined in Section 912 of the New York Business Corporation Law or a "30% Shareholder" of Parent as such term is defined in Article TENTH of Parents' Restated Certificate of Incorporation.

     3.26 Section 203 of the DGCL Not Applicable. The provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, apply to this Agreement, the Option Agreement, the Merger or the other transactions contemplated hereby.

     3.27 Disclosure. No representation or warranty by the Company in this Agreement, including the Disclosure Memorandum, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Company which could have a Material Adverse Effect on the Company, which has not been set forth in the Company SEC Documents or in this Agreement, including the Disclosure Memorandum.

     3.28 The Company's Best Knowledge. The term "the Company's best knowledge" or words of similar import shall mean the best knowledge of any of the Company's Chief Executive Officer, Chief Financial Officer, Distribution Business Unit President, Vice President and Controller and Senior Vice President of Sales.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     4.1 Organization. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, except as disclosed in Parent's Disclosure Memorandum furnished to the Company on the date hereof (the "Parent Disclosure Memorandum" ) with specific reference to this Section, is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned, leased or operated by it requires it to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a Material Adverse Effect on Parent.

     4.2 Corporate Authority. Each of Parent and Sub has full corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the issuance of the Parent

                             Page 37 of 74 Pages

Common Stock pursuant to the Merger (collectively, the "Parent Vote Matter" ) by the stockholders of Parent in accordance with NYSE listing requirements, to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Sub of this Agreement have been duly authorized by all requisite corporate action on the part of Parent and Sub, respectively, subject to approval of the Parent Vote Matter by the stockholders of Parent in accordance with NYSE listing requirements. This Agreement has been duly executed and delivered by each of Parent and Sub, and (assuming due execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent and Sub, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy.

     4.3 No Violation; Consents and Approvals. Except as disclosed in the Parent Disclosure Memorandum with specific reference to this Section, neither Parent, Sub nor any of their respective properties or assets, is subject to or bound by any provision of:

          (a) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

          (b) any articles or certificate of incorporation or by-laws;

          (c) any (i) credit or loan agreement, mortgage, deed of trust, note, bond, indenture, license, concession, franchise, permit, trust, custodianship, other restriction, (ii) instrument, lease, obligation, contract or agreement, other than those contemplated by clause (i), which, in the case of this clause (ii), individually involves the payment or receipt by Parent of in excess of $50,000 or (iii) instruments, obligations, contracts or agreements (including, without limitation, leases) other than those contemplated by clause (i), which in the case of this clause (iii), collectively involve the payment or receipt by Parent of in excess of $500,000; or

          (d) any judgment, order, writ, injunction or decree; that would impair, prohibit or prevent, or would be violated or breached by, or under which there would be a material default (with or without notice or lapse of time, or both) as a result of, the execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby, except in the case of any Local Law or Permit, where such event or occurrence is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent. Except as disclosed in the Parent Disclosure Memorandum with specific reference to this Section and other than (i) the filing of the Certificate of Merger as provided in Section 1.1, (ii) the filing with the SEC and the NYSE of the Proxy Statement and the S-4, (iii) such consents, orders, approvals, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the HSR Act and (v) such local consents, orders, approvals, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent and that would not impair, prohibit or prevent the consummation of the transactions contemplated hereby, no consent, order, approval or authorization of, or declaration, notice, registration or filing with, any Person is required by or with respect to the execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby.

     4.4 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 60,000,000 shares of the Parent Common Stock and 2,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock" ). At the close of business on September 16, 1994, (i) 35,266,176 shares of the Parent Common Stock were issued and outstanding, 1,420,404 shares of the Parent Common Stock were reserved for issuance pursuant to Parent's Stock Option Plan (the "Parent Option Plan" ), and 3,773,625 shares of the Parent Common Stock were reserved for issuance pursuant to Parent's Convertible Subordinated Debentures (the "Convertible Deben-

                             Page 38 of 74 Pages
tures" ), (ii) 11,247 shares of the Parent Common Stock were reflected on the books and records of Parent as treasury shares, (iii) no shares of the Parent Preferred Stock were issued or outstanding and (iv) other than the Convertible Debentures, no Voting Debt of Parent was issued or outstanding. All such issued and outstanding shares of the Parent Common Stock have been, and any shares of the Parent Common Stock which may be issued pursuant to the Parent Option Plan or the Convertible Debentures will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. All shares of the Parent Common Stock which are to be issued pursuant to the Merger will be, when issued in accordance with the terms hereof, validly issued, fully paid and nonassessable. Except for (a) the rights created pursuant to this Agreement, (b) the rights created pursuant to the Parent Option Plan to purchase 1,420,404 shares of the Parent Common Stock, the rights created pursuant to the Convertible Debentures to purchase 3,773,625 shares of the Parent Common Stock and the Parent Rights created pursuant to the Parent Rights Agreement to purchase 352,661.76 shares of the Parent Preferred Stock and (c) the issued and outstanding shares of the Parent Common Stock and the Convertible Debentures set forth herein (except for changes since September 16, 1994 resulting from the exercise of the rights created pursuant to the Parent Option Plan and the Convertible Debentures), as of the date hereof, there are no (i) outstanding shares of capital stock or Voting Debt of Parent, (ii) outstanding options, warrants, calls, subscriptions or other rights of any kind to acquire, or agreements or commitments in effect to which Parent is a party or by which Parent is bound obligating Parent to issue or sell, or cause to be issued or sold, any additional shares of capital stock or any Voting Debt of Parent or
(iii) outstanding securities convertible or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or Voting Debt. Except as contemplated by this Agreement, as of the date hereof, Parent is not committed to issue any such option, warrant, call, subscription, right or security.

     4.5 SEC Reports and Financial Statements of Parent. Parent has filed with the SEC, and has heretofore provided to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1989 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents" ). The Parent SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows.

     4.6 No Material Change. Since June 30, 1994, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.7 Litigation. Except as specifically disclosed in the Parent SEC Documents filed prior to the date hereof, there is no (i) outstanding consent, order, judgment, writ, injunction, award or decree of any Governmental Entity or arbitration tribunal against or involving Parent, Parent's Subsidiaries or any of their respective properties or assets, (ii) action, suit, claim, counterclaim, litigation, arbitration, dispute or proceeding pending or, to Parent's best knowledge, threatened against or

                             Page 39 of 74 Pages
involving Parent, Parent's Subsidiaries or any of their respective properties or assets or (iii) to Parent's best knowledge, investigation or audit pending or threatened against or relating to Parent, Parent's Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacities as such) (collectively, "Parent Proceedings" ) which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby. To Parent's best knowledge, there are no existing facts or circumstances which could form a basis for any Parent Proceeding which, if commenced, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby.

     4.8 Absence of Questionable Payments. Neither Parent or Parent's Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of Parent or Parent's Subsidiaries, has used, or authorized the use of, any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Parent or Parent's Subsidiaries nor any current director, officer, agent, employee or other Person acting on behalf of Parent or Parent's Subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

     4.9 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act, at the time of the meeting of the Company stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.10 Opinion of Financial Advisor. Parent has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of such date, the Conversion Ratio is fair, from a financial point of view, to Parent and to the holders of the Parent Common Stock, a copy of which opinion has been delivered to the Company.

     4.11 Vote Required. The affirmative vote of the holders of a majority of the votes cast by holders of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Parent Vote Matter, provided that the total votes cast thereon by such holders represent a majority of all votes entitled to be cast with respect thereto.

     4.12 Accounting Matters. Neither Parent nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     4.13 Disclosure. No representation or warranty by Parent in this Agreement, including the Parent Disclosure Memorandum, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to Parent which could have a Material Adverse Effect on Parent, which has not been set forth in the Parent SEC Documents or in this Agreement, including the Parent Disclosure Memorandum.

     4.14 Parent's Best Knowledge. The term "Parent's best knowledge" or words of similar import shall mean the best knowledge of any of Parent's Chief Executive Officer, Chief Financial Officer, Assistant General Counsel, Controller and the President of the Arrow/Schweber Electronics Group.

                             Page 40 of 74 Pages

                                   ARTICLE 5

                        CERTAIN COVENANTS AND AGREEMENTS
                           OF THE COMPANY AND PARENT

     5.1 Conduct of the Company's Business Prior to the Closing Date. The Company agrees that, between the date hereof and the Closing Date:

     (a) Except as contemplated by this Agreement, as disclosed in the Disclosure Memorandum with specific reference to this Section or as permitted by the prior written consent of Parent, the Company shall operate its business only in the usual, regular and ordinary course consistent with prior practice and not:

          (i) take any action of the nature referred to in Section 3.14, except as permitted therein;

          (ii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock (except pursuant to, and in accordance with the terms of, the rights outstanding on the date hereof created pursuant to the Company Option Plans) or any Voting Debt, or any securities convertible into or exchangeable for, or any rights, warrants, calls, subscriptions or options to acquire, any shares of its capital stock or any Voting Debt;

          (iii) change the Company's banking or safe deposit arrangements without ten days prior written notice thereof to Parent;

          (iv) modify or amend, or authorize or propose to modify or amend, the Company's certificate or articles of incorporation, bylaws or similar organizational documents; or

          (v) take or permit any affiliate thereof to take any action that would or is reasonably likely to result in any of the Company's representations and warranties set forth in this Agreement not to be true as of the date made (to the extent so limited) or in any of the conditions to the Merger set forth in Article 6 not being satisfied.

     (b) The Company shall preserve the business organization of the Company intact and shall use its best efforts to keep available to Parent the services of the present officers and employees of the Company and to preserve for Parent the good will of the Company's suppliers, customers, and others having business relations with the Company. Except with the prior written consent of Parent (not to be unreasonably withheld), the Company shall not terminate or cause to be terminated any distribution agreement to which it is a party.

     (c) The Company shall to maintain in force the insurance policies referred to in Section 3.17 or insurance policies providing the same or substantially similar coverage; provided, however, that the Company will notify Parent prior to the expiration of any of such insurance policies.

     (d) The Company shall diligently pursue its rights with respect to the matters listed in the Disclosure Memorandum with respect to Section 3.14(g) and the Proceedings contemplated by Section 3.15.

     (e) Except as contemplated by this Agreement or permitted by the prior written consent of Parent, no plan, fund, or arrangement referred to in Section
3.12 has been or will be:

          (i) terminated by the Company;

          (ii) amended (except as expressly required by law) in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder; or

          (iii) amended in any manner which would materially increase the cost to Parent of maintaining such plan, fund, or arrangement.

     5.2 Conduct of Parent's Business Prior to the Closing Date. Parent agrees that, between the date hereof and the Closing Date, except as contemplated by this Agreement or permitted by the

                                Page 41 of 74 Pages
prior written consent of the Company, Parent shall (a) conduct its business and the business of its Subsidiaries on a consolidated basis in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and to the extent consistent therewith, use its best efforts to preserve the goodwill of Parents' and its Subsidiaries' suppliers, customers and others having business relations with Parent and its Subsidiaries and (b) not take any action that would or is reasonably likely to result in any of Parent's or Sub's representations and warranties set forth in this Agreement not to be true as of the date made (to the extent so limited) or in any of the conditions of the Merger set forth in Article 6 not being satisfied.

     5.3 Preparation of S-4 and the Proxy Statement. Each of the Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Parent and the Company shall use their respective best efforts to (i) have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and (ii) cause the Proxy Statement to be mailed to the respective stockholders of Parent and the Company at the earliest practicable date. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of the Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

     5.4 Letter of the Company's and Parent's Accountants. (a) The Company shall use its best efforts to cause to be delivered to the Company and to Parent a letter of Price Waterhouse LLP, the Company's independent accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company and to Parent, in form and substance reasonably satisfactory to the Company and to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     (b) Parent shall use its best efforts to cause to be delivered to Parent and the Company a letter of Ernst & Young LLP, Parent's independent accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.5 Legal Conditions to Merger. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filing with any Governmental Entity) and will promptly cooperate with each other and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     5.6 Affiliates. Prior to the Closing Date the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such Person to deliver to Parent on or prior to the Closing Date a written agreement, substantially in the form attached as
Exhibit 5.6 hereto.

     5.7 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be

                            Page 42 of 74 Pages
issued pursuant to the Parent Options (as defined in Section 5.17), to be approved for listing on the NYSE and any other national securities exchange on which shares of Parent Common Stock may at such time be listed, subject to official notice of issuance, prior to the Closing Date.

     5.8 Stockholders' Meetings. Each of the Company and Parent shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the adoption of this Agreement, the Parent Vote Matter and related matters, as the case may be. The Company and Parent will, through their respective Boards of Directors, unanimously recommend to their respective stockholders approval of such matters and will coordinate and cooperate with each other with respect to the timing of such meetings and shall use their respective best efforts to hold such meetings on the same day and as soon as practicable after the S-4 is declared effective and to solicit proxies in favor of the adoption of this Agreement, the Parent Vote Matter and related matters, as the case may be, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger; provided, however, that neither Board of Directors shall be obligated to recommend approval of this Agreement, the Parent Vote Matter or related matters, as the case may be, to its stockholders if such Board of Directors, acting with the advice of its counsel and financial advisors, determines that such recommendation would not be consistent with the fiduciary obligations of such Board of Directors, to the extent necessary in the written opinion of legal counsel to such Board of Directors.

     5.9 Fees and Expenses. (a) Except as set forth in Section 5.9(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of Parent and the Company shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party resulting from the Merger, except that expenses incurred in connection with printing the Proxy Statement and the S-4, registration and filing fees incurred in connection with the S-4 and the Proxy Statement, and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be shared equally by Parent and the Company.

     (b) In the event that (i) either Parent or the Company shall terminate this Agreement pursuant to Section 7.1(e), (ii) either Parent or the Company shall terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the stockholders of the Company to approve this Agreement and, prior to the time of the meeting of the Company's stockholders, there shall have been (A) a Trigger Event with respect to the Company or (B) a Takeover Proposal (as defined in Section 5.14) with respect to the Company which at the time of the meeting of the Company's stockholders shall not have been (x) rejected by the Company and
(y) withdrawn by the third party, or (iii) Parent shall terminate this Agreement pursuant to Section 7.1(c), due in whole or in part to any failure by the Company to use its best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date or any failure by the Company's affiliates to take any actions required to be taken hereby, and prior thereto there shall have been (A) a Trigger Event with respect to the Company or (B) a Takeover Proposal with respect to the Company which shall not have been (x) rejected by the Company and (y) withdrawn by the third party, then the Company shall reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) up to a maximum amount of $2,500,000, and, in addition, the Company shall promptly pay to Parent the sum of $9,000,000; provided, however, that with respect to Section 5.9(b)(ii)(A) and Section 5.9(b)(iii)(A), a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 10% or more of the Company if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to

                               Page 43 of 74 Pages
consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of the Company,
(iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company. The Company's obligation to make the $9,000,000 payment pursuant to this Section 5.9(b) is in lieu of damages or any other payment that the Company might otherwise be obligated to pay Parent as a result of any termination for which payment is due under this Section. The Company and Parent agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring the Company to make the payment as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by the Company to the Parent. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty. As used herein, a "Trigger Event" shall occur if any Person acquires securities representing 10% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 25% or more, of the voting power of the Company.

     5.10 Broker's and Finder's Fees. Each of Parent, Sub and the Company represents, as to itself, its Subsidiaries, and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except (i) Lehman Brothers, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement) and
(ii) Morgan Stanley & Co., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (copies of which have been delivered by Parent to the Company prior to the date of this Agreement), and each of Parent and the Company respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     5.11 Access to Information and Confidentiality. The Company agrees that Parent and Sub may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of the Company as will permit Parent and Sub to evaluate their interest in the transactions contemplated by this Agreement. Parent and Sub agree that the Company may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of Parent and Sub as will permit the Company to evaluate its interest in the transactions contemplated by this Agreement. Each of the Company, Parent and Sub will hold and will cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the Company furnished to Parent and Sub and all documents and information concerning Parent and Sub furnished to the Company in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by Parent or Sub prior to its disclosure to Parent or Sub by the Company, (b) previously known by the Company prior to its disclosure to the Company by Parent and Sub, (c) in the public domain

                             Page 44 of 74 Pages
through no fault of the Company or Parent or Sub or (d) later lawfully acquired by the Company or Parent or Sub from other sources that are not under an obligation of confidentiality) and will not release or disclose such information to any other Person, except in connection with this Agreement to its lenders, auditors, attorneys, financial advisors and other consultants and advisors.

     5.12 Indemnification. (a) Each of the Constituent Corporations shall, and from and after the Effective Time Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of such Constituent Corporation (the "Indemnified Parties" ) against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of such Constituent Corporation, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities" ) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Option Agreement or the transactions contemplated hereby, in each case to the full extent such corporation is permitted under the DGCL, the Certificate of Incorporation or Bylaws of the Company or any indemnification agreement to which the Company is a party, in each case as in effect on the date hereof, to indemnify its own directors, officers and employees, as the case may be (and each of the Constituent Corporations, Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and such Constituent Corporation (or them, Parent and the Surviving Corporation after the Effective Time); (ii) such Constituent Corporation (or after the Effective Time, Parent and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) such Constituent Corporation (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither such Constituent Corporation nor Parent or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 5.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Constituent Corporation (or after the Effective Time, Parent or the Surviving Corporation) (but the failure so to notify a party shall not relieve such party from any liability which it may have under this
Section 5.12 except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case they may retain such number of law firms as is necessary to address such conflict. Parent and the Surviving Corporation shall use their best efforts to cause to be maintained in effect for at least two years from the Effective Time, for the benefit of the Indemnified Parties, the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent and the Surviving Corporation may substitute therefor policies containing terms and conditions no less advantageous than the policies then maintained by Parent with respect to its directors and officers, so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters occurring prior to and including the Effective Time, including, without limitation, the transactions contemplated hereby. Parent and the Surviving Corporation shall, as of the Effective Time, assume all obligations of the Company to its officers, directors or employees under any indemnification agreement in effect on the date hereof to which the Company is a party.

                             Page 45 of 74 Pages

     (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives.

     (c) If Parent shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person then, and in each case, proper provision shall be made so that successors and assigns of Parent shall assume the obligations of Parent set forth in this Section 5.12.

     5.13 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and, to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Option Agreement, subject to the appropriate votes of the respective stockholders of the Company and Parent described in Section 5.8, including cooperation fully with the other party, including by provision of information and making all necessary filings in connection with, among other things, any approvals required from Governmental Entities. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.14 No Solicitation. The Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined), or (b) agree to or endorse any Takeover Proposal. Notwithstanding the immediately preceding sentence, if the Company shall not have breached the covenant provided by clause (a) of the immediately preceding sentence and a Takeover Proposal, or a written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall occur, then, to the extent necessary in the written opinion of legal counsel to the Company or its Board of Directors consistent with the fiduciary obligations of the Company's Board of Directors, the Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of the Company's Board of Directors, and such actions shall not be considered a breach of this Section 5.14 or any other provision of this Agreement; provided, however, that the Company shall not, and shall not permit any of its officers, directors, employees or other representatives to, agree to or endorse any Takeover Proposal unless the Company shall have terminated this Agreement pursuant to Section 7.1(e) and paid to Parent all amounts payable to Parent pursuant to Section 5.9. The Company shall promptly advise Parent orally and in writing of any inquiries or Takeover Proposals. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and made by a Person other than Parent or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company other than the transactions contemplated by this Agreement or the Option Agreement.

     5.15 Advice of Changes; SEC Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any state or Federal Governmental Entity in connection with this Agreement, the Option Agreement and the transactions contemplated hereby and thereby.

                             Page 46 of 74 Pages

     5.16 Press Releases. Prior to the Effective Time, the Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 5.16 or any other provision of this Agreement shall be deemed to prohibit any party from making any disclosure which its legal counsel deems necessary or advisable in order to satisfy such disclosure obligations under applicable laws or regulations.

     5.17 Company Option Plans.

     (a) At the Effective Time, each unexpired and unexercised option to purchase shares of Company Common Stock (each a "Company Option" ) under the Company Option Plans shall be deemed to be automatically converted into an option (a "Parent Option" ) to purchase the number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Option multiplied by the Conversion Ratio (with the resulting number of shares rounded down to the nearest whole share), at a price per share of Parent Common Stock equal to the exercise price of such Company Option divided by the Conversion Ratio and the result thereof rounded up to the nearest whole cent; provided, however, that, in case any Company Option intended to qualify as an incentive stock option under Section 422 of the Code (or a predecessor thereto) is deemed converted into a Parent Option as provided above, the option price, the number of shares of Parent Common Stock purchasable pursuant to such Parent Option and the terms and conditions of such Parent Option shall be determined in order to comply with Section 424(a) of the Code. Such Parent Option shall otherwise be subject to the same terms and conditions as the Company Option. The date of grant of the substituted Parent Option shall be the date on which the corresponding Company Option was granted. The Board of Directors of the Company shall take such actions as are necessary or advisable to effect the transactions contemplated by this Section 5.17.

     (b) At the Effective Time, Parent shall (i) assume all of the Company's obligations with respect to Company Options as contemplated by Section 5.17(a) above, (ii) reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Options pursuant to this Section 5.17, (iii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby, and (iv) as soon as practicable after the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent.

     (c) The Stock Bonus Plan shall be terminated effective as of the Effective Time; and the Company's outstanding repurchase rights with respect to the shares of Company Common Stock purchased or purchasable under Company Options granted under the automatic grant program for non-employee directors shall terminate as of the Effective Time.

     (d) As promptly as practicable after the Effective Time, Parent shall file a registration statement covering the shares of Parent Common Stock issuable upon the exercise of Company Options (converted to Parent Options pursuant to this Section 5.17) and shall use its best efforts to cause the offer and sale of such shares to be registered under the Securities Act, and to maintain such registration in effect until the exercise or termination of the Company Options. Parent shall also use its best efforts to cause such shares of Parent Common Stock to be authorized for listing on the NYSE and shall make all necessary blue sky law filings in connection therewith.

     5.18 Employment Agreements. Parent shall, as of or prior to the Effective Time, enter into employment agreements with such persons as may be designated by Parent, on such terms and conditions as are mutually agreeable to Parent, the Company and the employees party thereto, which employment agreements will be in full force and effect as of the Closing Date.

     5.19 Parent Director Designation. Parent shall take such actions as are necessary or appropriate to cause Robert S. Throop to be nominated for election as a director of Parent at the first meeting of Parent's Board of Directors following the Effective Time.

                             Page 47 of 74 Pages

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote on the Merger. The Parent Vote Matter shall have been adopted by the affirmative vote of the holders of a majority of the votes cast by holders of the outstanding shares of Parent Common Stock, provided that the total votes cast thereon by such holders represent a majority of all votes entitled to be cast with respect thereto.

     (b) NYSE Listing. The shares of the Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

     (c) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a Material Adverse Effect on the Surviving Corporation, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act and the HSR Act, shall have been filed, occurred or been obtained. Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Parent Common Stock in exchange for the Company Common Stock and to consummate the Merger.

     (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction" ) preventing the consummation of the Merger shall be in effect.

     (f) No Governmental Actions. No investigation by any Governmental Entity shall have been commenced, and no action, suit or proceeding by any Governmental Entity shall have been threatened, against Parent, Sub, the Company or any Subsidiary thereof or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     (g) Pooling Letter. Parent and the Company shall have received a letter from each of Price Waterhouse LLP and Ernst & Young LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time and addressed to Parent and the Company, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

     6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Parent and Sub:

     (a) Representations and Warranties; Performance of Obligations. Except as otherwise contemplated or permitted by this Agreement, (i) the representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to Parent pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all respects and (ii) the Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or

                             Page 48 of 74 Pages
on the Closing Date, and Parent shall have been furnished with a certificate of an appropriate officer of the Company, dated the Closing Date, certifying to the effect of clauses (i) and (ii) hereof.

     (b) Tax Opinion. The opinion of Winthrop, Stimson, Putnam & Roberts, counsel to Parent, based on appropriate representations of the Company and Parent, in form and substance satisfactory to such counsel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, dated on or about the date of and referred to in the Proxy Statement as first mailed to stockholders of the Company, shall not have been withdrawn or modified in any material respect.

     (c) No Actions. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending (other than those referred to in Section 6.1(f)), against Parent, Sub, the Company, any Subsidiary thereof or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     (d) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or the Company's Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or impair, prohibit or prevent the consummation of the transactions contemplated hereby.

     (e) Letter from Company Affiliates. Parent shall have received from each Person named in the letter referred to in Section 5.6, an executed copy of an agreement substantially in a form of Exhibit 5.6 hereto.

     (f) Material Adverse Change. Since the date hereof, there shall not have been any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (g) No Amendments to Resolutions. Neither the Board of Directors of the Company nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors on September 20, 1994 (accurate and complete copies of which have been provided to Parent) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

     6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions, unless waived by the Company:

     (a) Representations and Warranties; Performance of Obligations. Except as otherwise contemplated or permitted by this Agreement, (i) the representations and warranties of Parent and Sub contained in this Agreement or in any certificate or document delivered to the Company pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all respects and (ii) Parent and Sub shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, and the Company shall have been furnished a certificate of an appropriate officer of Parent, dated the Closing Date, certifying to the effect of clauses (i) and (ii) hereof.

     (b) Tax Opinion. The opinion of Brobeck, Phleger & Harrison, counsel to the Company, based on appropriate representations of the Company and Parent, in form and substance satisfactory to such counsel, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the

                             Page 49 of 74 Pages

Company will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, dated on or about the date of and referred to in the Proxy Statement as first mailed to stockholders of the Company, shall not have been withdrawn or modified in any material respect.

     (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or impair, prohibit or prevent the consummation of the transactions contemplated hereby.

     (d) Material Adverse Change. Since the date hereof, there shall not have been any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (e) No Amendments to Resolutions. Neither the Board of Directors of Parent nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors on September 20, 1994 (accurate and complete copies of which have been provided to the Company) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

     7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Sub, this Agreement may be terminated:

          (a) by mutual consent of Parent and the Company;

          (b) by either Parent or the Company, if, without fault of the terminating party, the Closing shall not have occurred on or before February 15, 1995 (or such later date as may be agreed upon in writing by the parties hereto);

          (c) by Parent, if the Company shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived and the Company shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date;

          (d) by the Company, if Parent or Sub shall breach any of their respective representations, warranties or obligations hereunder and such breach shall not have been cured or waived and Parent shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date;

          (e) by either Parent or the Company if a Trigger Event or Takeover Proposal shall have occurred and the Board of Directors of the Company in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after determining that to cause the Company to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the stockholders of the Company;

          (f) by either Parent or the Company if (i) any permanent Injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have became final and nonappealable or
     (ii) if any required approval of the stockholders of the Company or Parent shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

                             Page 50 of 74 Pages

          (g) by the Company, in the event (i) of the acquisition, by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Parent Common Stock pursuant to any merger of Parent in which Parent was the surviving corporation or any acquisition by Parent of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Parent Common Stock on Schedule 13G under the Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of Parent Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in
     Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the Board of Directors of Parent accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Parent Common Stock or of Parent's consolidated assets;

          (h) by Parent, if the Parent Stock Price shall be less than $32.00; or

          (i) by the Company, if the Parent Stock Price shall be less than $32.00.

     In the event of any change in the outstanding number of shares of Parent Common Stock by reason of stock dividends, stock splits, recapitalizations or combinations of shares into a smaller number of shares, the prices of the Parent Common Stock set forth in clauses (h) and (i) of this Section 7.1 shall be adjusted appropriately.

     7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors except
(i) with respect to Section 5.9, 5.10, 5.11 and 5.12, (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement except as provided in Section 8.7 and (iii) this Section 7.2 shall survive such termination.

     7.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action duly taken, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     7.4 Amendment and Modification. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of the Agreement by the stockholders of Parent or the Company, but after any such adoption, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Section 2.1, 2.2, 5.12, 5.17 and the last sentence of Section 7.4 and Article 8, and the agreements of the "affiliates" of the Company delivered pursuant to Section 5.6.

                              Page 51 of 74 Pages

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery, overnight courier, certified or registered mail, return receipt requested, or telecopy transmission with confirmation of receipt:

     (i) If to the Company, to:

         Anthem Electronics, Inc.
         1160 Ridder Park Drive
         San Jose, California 95131
         Telecopier: (408) 441-4506
         Telephone: (408) 452-2249
         Attention: Robert S. Throop

         (with a copy to)

         Brobeck, Phleger & Harrison
         Two Embarcadero Place
         2200 Geng Road
         Palo Alto, California 94303
         Telecopier: (415) 496-2885
         Telephone: (415) 424-0160
         Attention: Edward M. Leonard, Esq.

     (ii) If to Parent, to:

          Arrow Electronics, Inc.
          25 Hub Drive
          Melville, New York 11747
          Telecopier: (516) 391-1683
          Telephone: (516) 391-1830
          Attention: Robert E. Klatell

          (with a copy to)

          Winthrop, Stimson, Putnam & Roberts
          One Battery Park Plaza
          New York, New York 10004
          Telecopier: (212) 858-1500
          Telephone: (212) 858-1000
          Attention: Howard S. Kelberg, Esq.

Such names and addresses may be changed by written notice to each person listed above.

     8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable provisions relating to conflicts of laws.

     8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof ", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 21, 1994.

     8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more

                             Page 52 of 74 Pages
counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (including the documents and the instruments referred to herein, including the Option Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as otherwise contemplated by Sections 2.1, 2.2 and 5.12 (which covenants shall be enforceable by the persons affected thereby following the Effective Time), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in the Option Agreement or as hereafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or the Option Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or the Option Agreement or part hereof or thereof as a result of such holding or order.

     8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so be broad as is enforceable.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                             Page 53 of 74 Pages

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          ARROW ELECTRONICS, INC.

                                          By:   /s/  Robert E. Klatell
                                            ------------------------------------
                                                     Robert E. Klatell
                                              Senior Vice President and Chief
                                                     Financial Officer

                                          MTA ACQUISITION COMPANY

                                          By:     /s/  Robert E. Klatell
                                            ------------------------------------
                                                     Robert E. Klatell
                                              Senior Vice President, Treasurer
                                                       and Secretary

                                          ANTHEM ELECTRONICS, INC.

                                          By:      /s/  Robert S. Throop
                                            ------------------------------------
                                                      Robert S. Throop
                                            Chairman and Chief Executive Officer

                             Page 54 of 74 Pages

                                                                     EXHIBIT 5.6

Arrow Electronics, Inc.
25 Hub Drive
Melville, New York 11747

Gentlemen:

     The undersigned, a holder of shares of Common Stock, par value $.125 per share (the "Company Common Stock"), of Anthem Electronics, Inc., a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") of the Company with MTA Acquisition Company, a Delaware corporation ("Sub"), shares of Common Stock, par value $1 per share (the "Parent Common Stock"), of Arrow Electronics, Inc., a New York corporation ("Parent"). The undersigned acknowledges that the undersigned may be deemed to be an "affiliate" of the Company for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), and for purposes of "pooling-of-interests" accounting treatment, although nothing contained herein should be construed as an admission of such fact.

     If in fact the undersigned were an affiliate of the Company under the Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by it in exchange for shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of the Parent Common Stock of Rules 144 and 145(d) promulgated under the Act.

     The undersigned hereby represents to and covenants with Parent that it will not sell, assign or transfer any of the shares of Parent Common Stock received by it in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective Registration Statement under the Act, or
(ii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent (the reasonable fees of which counsel will be paid by Parent) or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "Commission"), is not required to be registered under the Act.

     The undersigned further represents to and covenants with Parent that, within the 30 days immediately preceding the closing of the Merger, it has not sold, transferred or otherwise disposed of, and will not sell, transfer or otherwise dispose of, any shares of Company Common Stock held by it and that it will not sell, transfer or otherwise dispose of any shares of Parent Common Stock received by it in the Merger until after such time as results covering at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations.

     In the event of a sale or other disposition pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Exhibit A hereto and, if applicable, the opinion of counsel referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any securities disposed of by it, but that upon receipt of such letter the transfer agent shall effectuate the transfer of the shares indicated as sold in the letter.

     The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing the Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon the registration of such Parent Common Stock under the Act or the receipt of an opinion in form and


                             Page 55 of 74 Pages
substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent (the reasonable fees of which counsel will be paid by Parent) to the extent that such legends are no longer required for purposes of the Act.

     The undersigned acknowledges that (i) it has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Date:


                             Page 56 of 74 Pages

                                                                       EXHIBIT A
                                                                  TO EXHIBIT 5.6

[Name]
[Address]

Gentlemen:

     On             , I sold           shares of capital stock ("Capital Stock")
of Arrow Electronics, Inc. (the "Company") received by me in connection with the merger of MTA Acquisition Company, a subsidiary of the Company, with and into Anthem Electronics, Inc.

     Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the shares of Capital Stock sold by me were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

     I hereby represent that the above-described shares of Capital Stock were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934, as amended. I further represent that I have not solicited or arranged for the solicitation of orders to buy the above-described shares of Capital Stock, and that I have not made any payment in connection with the offer or sale of such shares to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,



                             Page 57 of 74 Pages

                                                                      SCHEDULE A

                                    PROXIES

Robert S. Throop
John J. Powers
Alan R. McMillan
Neil J. Hynes
Robert G. Teal
Peyton L. Gannaway


                             Page 58 of 74 Pages